CORRECTION - II-VI INCORPORATED

In the press release, II-VI Incorporated: Record Bookings Quarter, First Quarter Revenues Increase 17% and Earnings Increase 276% Over Prior Year, dated October 19, 1999, we are advised by the Company that the title of this release should read that earnings increase "176%" rather than "276%" as originally issued. There are no changes to the text or the financial statements of the October 19, 1999 press release. Complete, corrected release follows:


October 19, 1999                      Jim Martinelli
                                      Treasurer & Chief
                                      Financial Officer
                                      (724) 352-4455
                                      jmartinelli@ii-vi.com
                                      II-VI Homepage:  www.ii-vi.com


                         II-VI INCORPORATED:
                       RECORD BOOKINGS QUARTER,
                FIRST QUARTER REVENUES INCREASE 17% AND
                 EARNINGS INCREASE 176% OVER PRIOR YEAR



PITTSBURGH, PA., October 19, 1999 -- II-VI Incorporated (NASDAQ NMS:
IIVI) today reported earnings for its first fiscal quarter ended September 30, 1999. Net earnings for the quarter were $1,739,000 ($0.27 per share-diluted) on revenues of $16,198,000. These results compare with net earnings of $629,000 ($0.10 per share-diluted) on revenues of $13,793,000 in the first quarter of last fiscal year. Bookings for the quarter increased 31% to an all-time record of $16,832,000 from $12,812,000 for the same period last year.

Francis J. Kramer, president and chief operating officer said, "Market strength was the key driver of the 40% bookings increase for our laser optics and component products in this first quarter compared to the same quarter last year. More specifically, bookings for our infrared laser optics products improved over 40% for the quarter compared to last year's first quarter. Although it would be premature to project this level of improvement to continue for the entire fiscal year, there appears to be a rebound in market demand." Kramer continued, "Our focus on customer service, quality, delivery and cost positioned us to win a higher portion of the market growth. Also, during the first quarter a favorable Japanese Yen to U.S. dollar exchange rate contributed toward the improved margins in our laser optics product line."

Kramer continued, "Our eV PRODUCTS division's bookings were off from the same period a year ago by nearly 30% yet revenues were higher by approximately 5%. Our order backlog for eV PRODUCTS remains solid at over $2.0 million and we expect improvements in bookings and revenues for the remainder of fiscal year 2000."

Revenues for the quarter increased 17% to $16,198,000 from $13,793,000 in the first quarter of last fiscal year. Revenues from laser optics and component products increased by approximately 20% while revenues from the eV PRODUCTS division increased by approximately 5%.

Headquartered in Saxonburg, Pennsylvania II-VI Incorporated designs, manufactures and markets optical and electro-optical components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation. The Company's infrared products are used primarily in high-power CO2 (carbon dioxide) lasers. The Company's VLOC subsidiary manufactures near-infrared and visible light products for industrial, scientific and medical instruments and solid-state (such as YAG and YLF) lasers. The Company's eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray detector products for the nuclear radiation detection industry.

This press release contains forward looking statements as defined by
Section 21E of the Securities Exchange Act of 1934. Any information which is not historical in nature constitutes such forward looking statements. Actual results may differ from the results described in any forward looking statements due to, among other things, changes in market demand for laser optics and component products, the Company's ability to maintain or increase market share, the ability of the eV PRODUCTS division to make improvements in bookings and revenues for the remainder of fiscal year 2000, and general market and economic conditions throughout the world.

Additional information on potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended June 30, 1999 as filed with the Securities and Exchange Commission.

CONTACT: Jim Martinelli, Treasurer & Chief Financial Officer of II-VI Incorporated, 724-352-4455, or e-mail, jmartinelli@ii-vi.com/


II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
(000 except per share data)



                                                 Three Months Ended
                                                   September 30,
                                               1999              1998
                                             --------          --------
Revenues

Net sales                                    $ 16,122          $ 13,494
Contract research and development                  76               299
                                             --------          --------
                                               16,198            13,793
                                             --------          --------

Costs, Expenses & Other Expense

Cost of goods sold                              9,228             8,969
Contract research and development                  58               235
Internal research and development                 623               578
Selling, general and administrative             3,806             3,007
Other expense (income) - net                       13               107
                                             --------          --------
                                               13,728            12,896
                                             --------          --------

Earnings Before Income Taxes                    2,470               897

Income Taxes                                      731               268
                                             --------          --------

Net Earnings                                 $  1,739          $    629
                                             ========          ========

Diluted Earnings Per Share                   $   0.27          $   0.10
                                             ========          ========

Average Shares Outstanding - Diluted            6,506             6,603



II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
($000)

                                           September 30,      June 30,
                                               1999             1999
                                           -------------    -----------

Assets

Current Assets
  Cash and cash equivalents                  $  6,895        $  5,558
  Accounts receivable, net                     11,873          13,070
  Inventories                                  10,256           9,096
  Other current assets                          1,489           1,289
                                             --------        --------
    Total Current Assets                       30,513          29,013

Property, Plant & Equipment, net               36,908          36,955
Other Assets                                    7,890           4,875
                                             --------        --------
                                             $ 75,311        $ 70,843
                                             ========        ========

Liabilities and Shareholders' Equity

Current Liabilities
  Notes payable                              $  6,523        $  4,082
  Accounts payable                              1,768           1,934
  Other current liabilities                     4,535           5,407
                                             --------        --------
    Total Current Liabilities                  12,826          11,423

Long-Term Debt--less current portion            2,783           2,549

Other Liabilities,
  primarily deferred income taxes               2,750           2,378

Shareholders' Equity                           56,952          54,493
                                             --------        --------
                                             $ 75,311        $ 70,843
                                             ========        ========


                             #  #  #  #